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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.


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
                                              39 WEEKS
                                                ENDED                                 YEAR ENDED
                                              3/25/00
(THOUSANDS, EXCEPT RATIOS)                   (UNAUDITED)        1999          1998         1997        1996        1995
                                             -----------        ----          ----         ----        ----        ----
Fixed Charges
     Interest and amortization
      of debt issuance costs on
      all indebtedness                      $  23,001         $15,864        $ 7,336      $ 4,967      $3,934      $3,057

     Add interest element
      implicit in rentals                       1,329           1,158            521          394         222         211
                                            ---------         -------        -------      -------      ------      ------

     Total fixed charges                    $  24,330         $17,022        $ 7,857      $ 5,361      $4,156      $3,268
                                            =========         =======        =======      =======      ======      ======

Income
     Income before income
      taxes                                 $ 123,013         $53,863        $32,168      $ 6,400      $1,146      $  671

     Add fixed charges                         24,330          17,022          7,857        5,361       4,156       3,268
                                            ---------         -------        -------      -------      ------      ------

     Income before fixed
      charges and income taxes              $ 147,343         $70,885        $40,043      $11,761      $5,302      $3,939
                                            =========         =======        =======      =======      ======      ======
Ratio of earnings to
 fixed charges                                   6.06            4.16           5.10         2.19        1.28        1.21

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